Exhibit 5.1

Porter Wright	February 13, 2018
Morris & Arthur LLP
41. South High Street
Suites 2800-3200
Columbus, Ohio 43215-6194	SB Financial Group, Inc.
401 Clinton Street
Direct: 614-227-2059	Defiance, Ohio 43512
Fax: 614-227-2100
Toll Free: 800-533-2794	Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3 (Registration No. 333-217206) (the “Registration Statement”), including the prospectus constituting a part thereof, dated April 19, 2017, as supplemented by the final prospectus supplement dated February 9, 2018 (collectively, the “Prospectus”), filed with the Securities and Exchange Commission by SB Financial Group, Inc., an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of (i) 1,449,275 shares of the Company’s common stock, without par value (the “Common Stock”), and (ii) up to 217,391 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriter in the manner set forth in the Prospectus (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Shares”), we advise you as follows:

We have acted as counsel for the Company and have participated in the preparation of the Registration Statement and Prospectus. We have reviewed the Company’s Amended and Restated Articles of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and the registration of the Shares, the Prospectus, and such other documents and authorities as we deem relevant for the purpose of this opinion. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures other than those of officers of the Company, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies, whether certified or not.

Based upon the foregoing and in reliance thereon, we are of the opinion that when the Shares covered by the Registration Statement shall have been issued and sold as described in the Registration Statement and Prospectus, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein relate solely to the law of the state of Ohio and federal law, and are limited to the presently existing statutes of the state of Ohio and the United States of America, the published rules and regulations of the Securities and Exchange Commission and the published decisions of the Ohio and federal courts. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

SB Financial Group, Inc.

February 13, 2018

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, and speaks as to the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We consent to the filing of this opinion as an exhibit to the above-described Form 8-K and to the use of our firm name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP